Exhibit 6.7

September 9, 2025	$5,000

PROMISSORY NOTE

For value received, the undersigned, Indicia Corporation (“Maker”), hereby promises to pay to the order of D. Shane Hackett (“Payee”), the principal sum of Five Thousand Dollars ($5,000) (“Principal Sum”), as provided in this promissory note (this “Note”).

Interest and Monthly Payments. The outstanding average daily principal balance of this Note shall accrue simple interest, beginning on the date of receipt of good funds by Maker of the loan made hereunder at the rate per annum 5% per annum, which shall accrue and be paid along with all principal at maturity.

Maturity Date. All unpaid principal, interest, and other amounts owing under this Note shall be due made payable in full on the date that is 24 months from September 9, 2025 (the “Maturity Date”).

No Prepayment Penalty. Maker may prepay this Note at any time without penalty.

Place of Payment. All payments by the Maker shall be made as designated by Payee.

Default; Remedies. Upon the occurrence and during the continuance of (a) a default in the Maker’s obligations under this note, which default has not been cured within fifteen (15) days following written notice of such default from Payee to the Maker, Payee may declare the entire unpaid principal of and unpaid interest on this Note immediately due and payable, without notice, demand, or presentment, all of which are hereby waived, foreclose any liens or security interests securing all or any part hereof, offset against this Note any sum or sums owed by the Payee to the Maker, or exercise any other right or remedy to which the Payee may be entitled by agreement, at law, or in equity.

Costs of Collection. If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, the Maker agrees to pay court costs, reasonable attorneys' fees, and other reasonable costs of collection of the Payee.

Entirety, Governing Law. This Note reflects the full and final agreement between the Parties with regard to all matters set forth herein and no amendment, alteration or modification hereof shall be binding unless in writing and signed by both parties. This Note and transaction shall be governed in all respects under Florida law and venue in any action arising out of or related to this Note or transaction shall lie exclusively in the Courts in and for Flagler County, Florida, for all purposes.

Headings. The clause headings in this Note are for convenience only and do not constitute any part of the Note.

Executed to be effective as of September 9, 2025.

MAKER: Indicia Corporation

By:	/s/ James S. Byrd
Name:	James S. Byrd
Title:	Chief Executive Officer